Exhibit 10.1

17 January 2024

Mr. Michael C. Bond

Dear Mike:

On behalf of Vislink Technologies, Inc. (“the Company” or “Vislink”), I am pleased to extend to you an offer of employment for the Chief Financial Officer position (the “Employment Offer”). Your knowledge, skills, and background are an excellent match for this position. I look forward to your contribution as we work together to grow our organization.

For the purpose of this letter, your first day of full-time employment at Vislink will be January 19, 2024, which will be considered your employment “Start Date”. In the following pages, you will find details regarding your compensation and corporate benefits. Please review the letter and feel free to contact me if you have any questions.

Position and Compensation Summary

Title	Chief Financial Officer

Reports to	Mickey Miller, CEO

Annualized Salary	$275,000, subject to adjustment from time to time in the discretion of the Board or Compensation Committee thereof

Target Annual Bonus	50% of base salary at target; up to 100% if maximum performance goals at a predefined percentage above target are achieved (see “ANNUAL BONUS” below). Annual Bonus payments shall be subject to the VISL Clawback Policy in accordance with its terms.

RSU Grant

Non-plan inducement grant of 29,055 shares: 9406 time-based (two-year vesting schedule with 50% vesting on the first and second issuance anniversary dates) and 19,649 performance-based (targets were set by the Board in February 2022), and which shall be subject to the VISL Clawback Policy in accordance with its terms.

Start Date	19 January 2024

Home Office	with required travel to Vislink locations, including but not limited to Mount Olive, New Jersey; San Diego, California; Colchester, Essex UK; and Alkmaar, NL.

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Corporate Benefits Summary

Benefits Eligibility	Eligible for participation on the first of the month after Start Date.

401k	Principal Financial.

Healthcare	United Healthcare, 75% employer paid.

Dental	Guardian, 50% employer paid.

Vision	100% employer paid.

FSA/HSA	Account allocated to pay for many out-of-pocket medical expenses with tax-free dollars.
Life Insurance	2x salary employer paid.

Long Term Disability	100% employer paid.

Paid Time Off	8 paid Company holidays PTO - 20 days coordinated with CEO.

Additional Information

ANNUAL BONUS

The Company will pay you an annual bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Cash Bonus Plan”) during the Term of Employment. You will not be eligible to receive an Annual Bonus for a fiscal year of the Company (“Fiscal Year”) unless you remain in continuous employment with the Company through the date on which such Annual Bonus is paid. It is expected that during the first quarter of each Fiscal Year, the Compensation Committee, in consultation with the CEO, shall establish threshold and target performance goals for such Fiscal Year in accordance with the terms of the Cash Bonus Plan. If the target performance goals for a Fiscal Year are attained, the Annual Bonus for such Fiscal Year shall be not less than 50% of the Executive’s Base Salary, it being understood that the parties may agree to such other metrics if the maximum performance goals for a Fiscal Year are attained, which in no event shall exceed 100% of your Base Salary. At the conclusion of the Fiscal Year, the Compensation Committee will review your performance relative to the performance goals, and if the Compensation Committee determines in its discretion that you have earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to you on or before the next regularly scheduled payroll payment date following the release and related 10-K filing with the SEC of the Company’s annual earnings report for such Fiscal Year and filing of the Company’s Annual Report on Form 10-K with the SEC, but in no event later than the end of the third calendar month following the end of such Fiscal Year.

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CONFIDENTIAL INFORMATION AND NON-SOLICITATION AGREEMENT

All employees are required to abide by Vislink’s rules and policies, which include the Employee Confidential Information and Non-Solicitation Agreements. These agreements prohibit the unauthorized use or disclosure of Vislink’s proprietary and confidential information and the unauthorized disclosure or use of any third party’s proprietary and confidential information. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with Vislink, in preparing to compete with the Company, or in hiring any employees of Vislink.

Throughout the duration of your employment, you agree to disclose to Vislink any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors.

SEVERANCE

A. Payment of Accrued but Unpaid Compensation and Benefits.

Upon termination of your employment for any reason, you (or your estate following death) shall receive (i) a lump sum severance payment in the form of one (1) week’s base salary for every year of employment with the Company starting on January 19, 2024 through the date of termination in accordance with the Company’s payroll practices following the date of termination plus your accrued but unused vacation days at the Annualized Salary in effect as of the date of termination; plus (ii) any other benefits or rights you have accrued or earned through the date of termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in B below or as expressly provided pursuant to the terms of any employee benefit plan, you will not be entitled to earn or accrue any additional compensation or benefits for any period following the date of termination.

B. Termination of Employment by the Company without Cause or by the Executive for Good Reason

In addition to the compensation and benefits payable above, if (i) your employment is terminated by the Company without Cause or by you for Good Reason and (ii) you return an executed release to the Company, which becomes final, binding, and irrevocable within sixty (60) days following the date of termination, you (or your estate following death) shall be entitled to receive continuation coverage under the Company’s group health, dental and/or vision plans for yourself, your spouse and/or your eligible dependents pursuant to COBRA, the Company will reimburse you for the COBRA premiums, if any, for such continuation coverage for you, your spouse and dependents under the Company’s group health, dental and vision plans for twelve (12) months or until such COBRA continuation coverage otherwise expires so long as you make a timely election to do so in accordance with our standard policies and applicable law.

At-Will Employment

Your employment with Vislink will be “at will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice and with or without cause. By accepting this position, you confirm you understand and agree that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct unless you receive a document expressly stating that your employment is no longer at-will.

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Your employment relationship and any agreement pursuant to this offer letter shall, to the fullest extent permitted by law, be interpreted, construed, governed, and enforced according to the laws of the State of New Jersey without regard to the application of choice of law rules.

Looking forward to working together!

Sincerely,

Kimberly Iadevaia

Human Resources

KI/lw

Attachment

OFFER LETTER ACCEPTANCE

I have read and accept the Employment Offer.

I CERTIFY that all information submitted by me to Vislink is true and complete. I understand that if any false information, omissions, or misrepresentations are discovered, my submission may be rejected, and if I am employed, my employment may be terminated at any time.

In consideration of my employment, I agree to comply with all Vislink’s rules, policies, and regulations. I agree that my employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at either my or the Company’s option.

I also understand and agree that the terms and conditions of my employment may be changed, with or without cause, and with or without notice at any time by the Company. I understand that no company representative, other than its Officers, and then only in writing and signed by an Officer, has any authority to enter into any agreement for employment for any specific period of time, or to make any agreement contrary to the foregoing.

I hereby give the Company my permission to contact former employers and references provided and to conduct a background check as usual company policy.

/s/ Michael C. Bond
Name:	Michael C. Bond
Date:

Exhibit A

1. “Cause” means one or more of the following:

a.	Your willful and continuous failure to perform your essential duties hereunder or the lawful directives of the Board (other than as a result of illness or injury);

b.	Your willful misconduct or gross negligence in the performance of your duties hereunder that directly or could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company;

c.	Your commission of, or plea of nolo contendere to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company;

d.	The material breach of your obligations under the Confidentiality Agreement;

e.	Your willful material violation of the Company policies involving employee conduct or business ethics that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company; or

f.	Your commission of any willful acts of personal dishonesty in connection with your responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company.

Notwithstanding the foregoing, in the event you engage in any act or course of conduct that is described in clauses a, b, d, or e above, the Company shall give you written notice prior to terminating your employment based upon such act or course of conduct described in clauses a, b, d, or e, setting forth the nature of any alleged act or course of conduct that allegedly constitutes Cause hereunder and to the extent that such act or course of conduct can be cured, you shall be given fifteen (15) days (or such longer period of time as may be set forth in the notice, to cure or remedy such act or course of conduct. If the act or course of conduct cannot be cured or remedied, the Board may terminate your employment for Cause immediately upon providing notice to you. If the acts or omissions can be cured or remedied but you fail to do so within the period of time provided by the Board in a written notice to you, the Board may terminate your employment for Cause upon delivering written notice to you upon expiration of such cure period.

2. “Good Reason” means, unless you have consented in writing thereto, the occurrence of any of the following:

a.	the assignment to you of any duties materially inconsistent with your position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities; provided, however, that your assignment following a Change in Control (as defined in the Company’s 2023 Omnibus Equity Incentive Plan) of the Company to a subsidiary or operating division of the Company (or its successor in interest) will not constitute a Good Reason if your duties and responsibilities following such Change in Control are commensurate with your duties and responsibilities immediately prior to the Change in Control;

b.	a material reduction in Annualized Salary without your consent by the Company;

c.	a material reduction in the target Annual Bonus opportunity;

d.	the relocation of your principal office without your written consent to a location that increases your one-way commute from his residence at the time such relocation becomes effective by more than 30 minutes;

e.	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this offer letter by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company; or

f.	any material reduction in the Company’s willingness or obligation to indemnify you against liability for actions (or inaction, as the case may be) in his capacity as an officer, director, or employee of the Company.